Exhibit 3.1

AMENDMENT TO
AMENDED AND RESTATED BYLAWS
OF
QUEPASA CORPORATION

The provisions of the Amended and Restated Bylaws of QUEPASA CORPORATION, a Nevada corporation (the “Corporation”), are hereby amended as follows:

I.           The following amendments to the Amended and Restated Bylaws of the Corporation were adopted on May 10, 2010:

II.           The text of the Amended and Restated Bylaws of the Corporation is hereby amended as follows:

A.           Section 3.01 shall be deleted in its entirety and the following inserted in lieu thereof:

3.01. Annual Stockholder Meeting. The annual meeting of the stockholders shall be held on such date, at such time and place, either within or without the State of Nevada, as shall be fixed by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect members of the Board of Directors and transact such other business as may properly come before the meeting.

B.           Section 3.06 shall be deleted in its entirety and the following inserted in lieu thereof:

3.06. Stockholder Quorum and Voting Requirements. Unless otherwise provided in the Articles, these Bylaws or as required by law:

(a) a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders;

(b) in all matters other than the election of directors, the affirmative vote of the majority of shares voting for or against the subject matter shall be at the act of the stockholders;

(c) a nominee for director shall be elected if the votes cast for such nominee’s election exceeded the votes cast against such nominee; provided, however, that a nominee shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting;

(d)  Following election or re-election, each director shall promptly tender resignation effective upon the directors failure to receive the required vote for re-election at the next meeting at which such directors is up re-election and upon acceptance of such resignation by the Board of Directors; and

(e) where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.

Except as provided below, voting shall be by ballot on any question as to which a ballot vote is demanded prior to the time the voting begins by any person entitled to vote on such question; otherwise, a voice vote shall suffice. Unless otherwise provided in the Articles, all elections of directors shall be by written ballot. No ballot or change of vote shall be accepted after the polls have been declared closed following the ending of the announced time for voting.

III.           This Amendment to the Amended and Restated Bylaws shall supersede the provisions of the Amended and Restated Bylaws to the extent that those provisions are inconsistent with the provisions of this Amendment to Amended and Restated Bylaws.

IV.           Except as specifically modified pursuant to this Amendment to Amended and Restated Bylaws, the Amended and Restated bylaws shall remain in full force and effect.